  As filed with the Securities and Exchange Commission on September 18, 1996

                                                         Registration No. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                       ERP OPERATING LIMITED PARTNERSHIP
            (Exact Name of Registrant as Specified in Its Charter)

           Illinois                                     36-3894853
(State or Other Jurisdiction of            (I.R.S. Employer Identification No.)
 Incorporation or Organization)
                     Two North Riverside Plaza, Suite 400
                           Chicago, Illinois  60606
                                (312) 474-1300

 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                              Douglas Crocker II
                    c/o Equity Residential Properties Trust
                     Two North Riverside Plaza, Suite 400
                           Chicago, Illinois  60606
                                (312) 474-1300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                   Copy to:
                           Sheli Z. Rosenberg, Esq.
                           Ruth Pinkham Haring, Esq.
                         Rosenberg & Liebentritt, P.C.
                     Two North Riverside Plaza, Suite 1515
                           Chicago, Illinois  60606

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as possible after the effective date of this Registration Statement and from time to time as determined by market conditions.

     If the only securities being registered on this Form are being offered pursuant to distribution or interest reinvestment plans, please check the following box.[_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with distribution or interest reinvestment plans, please check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]


                                       CALCULATION OF REGISTRATION FEE
=======================================================================================================================
                                                    Proposed Maximum      Proposed Maximum
            Title of                Amount to be     Aggregate Price     Aggregate Offering         Amount of
 Securities to be Registered(1)   Registered(2)(3)      Per Unit            Price(2)(4)        Registration Fee(4)
- -----------------------------------------------------------------------------------------------------------------------
Debt Securities...............     $500,000,000           (5)              $500,000,000            $172,415
=======================================================================================================================

                                                        (footnotes on next page)

     THIS REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

(1) This Registration Statement also covers delayed delivery contracts which may be issued by the Registrant under which the counterparty may be required to purchase Debt Securities covered hereby. Such contracts may be issued together with the specific Debt Securities to which they relate.

(2) In U.S. Dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).

(3) Pursuant to Rule 429 under the Securities Act of 1933, as amended, the Prospectus included in this Registration Statement relates also to $125,000,000 of Debt Securities registered on Form S-3 Registration No. 33-84892.

(4) Estimated solely for the purpose of calculating the registration fee pursuant, and calculated pursuant to, to Rule 457(o) under the Securities Act of 1933, as amended.

(5) The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant. The amount to be registered, proposed maximum offering price per unit and proposed aggregate offering price for each series of Debt Securities is not specified pursuant to General Instruction II.D to Form S-3 under the Securities Act of 1933.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted without the delivery of a final prospectus supplement and prospectus. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED SEPTEMBER 18, 1996
PROSPECTUS
- ----------

                                 $500,000,000

                       ERP OPERATING LIMITED PARTNERSHIP

                                DEBT SECURITIES

                                ---------------

     ERP Operating Limited Partnership, an Illinois limited partnership
(the "Operating Partnership"), may from time to time offer in one or more series its unsecured senior debt securities (the "Debt Securities"), in an aggregate principal amount of up to $500,000,000, on terms to be determined at the time of offering. The Debt Securities may be offered by the Operating Partnership in separate series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the Holder, terms for sinking fund payments, covenants and any initial public offering price.

     The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Debt Securities covered by such Prospectus Supplement.

     The Debt Securities may be offered directly, through agents designated from time to time by the Operating Partnership, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Debt Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth or will be calculable from the information set forth in the applicable Prospectus Supplement. See "Plan of Distribution." No Debt Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Debt Securities.

     SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE DEBT SECURITIES.


                                ---------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                                ---------------

          THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED
                ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                                ---------------

              THE DATE OF THIS PROSPECTUS IS SEPTEMBER   , 1996.

                             AVAILABLE INFORMATION

     The Operating Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Operating Partnership with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission:
Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants, including the Operating Partnership, that file electronically with the Commission.

     The Operating Partnership has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. For further information with respect to the Operating Partnership and the Debt Securities offered hereby, reference is made to the Registration Statement and exhibits thereto. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Operating Partnership and the Debt Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Operating Partnership under the Exchange Act with the Commission and are incorporated herein by reference:

     a. The Operating Partnership's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A filed on August 26, 1996.

     b. The Operating Partnership's Quarterly Reports on Form 10-Q for the three- and six-month periods ended March 31, 1996 and June 30, 1996, respectively.

     c. The Operating Partnership's Current Reports on Form 8-K dated September 21, 1995, March 1, 1996, May 23, 1996 (each as amended by a Form 8-K/A), and August 8, 1996.

     d. The Operating Partnership's Fourth Amended and Restated ERP Operating Limited Partnership Operating Limited Partnership Agreement of Limited Partnership, filed as Exhibit 10.1 to the Operating Partnership's Quarterly Report on Form 10-Q for the three- and nine-month periods ended September 30, 1995.

     All documents filed by the Operating Partnership pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to ERP Operating Limited Partnership, c/o Equity Residential Properties Trust, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attention: Cynthia McHugh (telephone number:
(312) 474-1300).

                           THE OPERATING PARTNERSHIP

     GENERAL

          The Debt Securities offered hereby are being issued by the Operating Partnership which is managed by its general partner, Equity Residential Properties Trust (the "Company"). The Company, one of the largest publicly traded REITs (based on the aggregate market value of its outstanding equity capitalization), is a self-administered and self-managed equity REIT. The Company was organized as a Maryland real estate investment trust in March 1993 and commenced operations as a publicly traded company on August 18, 1993 upon completion of its initial public offering (the "IPO"). The Company was formed to continue the multifamily property business objectives and acquisition strategies of certain affiliated entities controlled by Mr. Samuel Zell, Chairman of the Board of Trustees of the Company. These entities had been engaged in the acquisition, ownership and operation of multifamily properties since 1969. The Company's senior executives average over 23 years of experience in the multifamily property business.

          All of the Company's interests in its multifamily properties (the "Properties") are held directly or indirectly by, and substantially all of its operations relating to the Properties are conducted through, the Operating Partnership.

          The Operating Partnership currently has four classes of limited partnership interests outstanding: (i) partnership interests ("OP Units"), which may be exchanged by the holders thereof for either common shares of beneficial interest of the Company, $0.01 par value per share ("Common Shares"), on a one-for-one basis or, at the Company's option, cash; (ii)
     9 3/8% Cumulative Redeemable Preference Units ("9 3/8% Preference Units");
     (iii) 9 1/8% Cumulative Redeemable Preference Units ("9 1/8% Series B Preference Units"); and (iv) 9 1/8% Series C Cumulative Redeemable Preference Units ("9 1/8% Series C Preference Units"). The 9 3/8% Preference Units, the 9 1/8% Series B Preference Units, and the 9 1/8% Series C Preference Units are owned by the Company and mirror the payments of distributions, including accrued and unpaid distributions upon redemption, and of the liquidating preference amount of the Company's
     9 3/8% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series A Preferred Shares"), the Company's 9 1/8% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 par value per share (the "Series B Preferred Shares"), and the Company's 9 1/8% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, $.01 per value per share (the "Series C Preferred Shares"), respectively. The Company controls the Operating Partnership as the sole general partner and, as of September 11, 1996, owned approximately 83% of all of the Operating Partnership's outstanding partnership interests, excluding the 9 3/8% Preference Units, the 9 1/8% Series B Preference Units, and the 9 1/8% Series C Preference Units. It is the Company's policy that Equity Residential Properties Trust shall not incur indebtedness other than short-term trade, employee compensation, dividends payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead be incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership and its subsidiaries.

          The Operating Partnership's corporate headquarters and executive offices are located at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and its telephone number is (312) 474-1300.

     THE OPERATING SUBSIDIARIES

          Essentially all operations of the Company are conducted directly or indirectly by the Operating Partnership and those entities owned or controlled by the Operating Partnership (collectively, the "Subsidiaries"), so that, among other things, the Company is able to comply with certain technical and complex requirements under the Federal tax law relating to the assets and income that a REIT may hold or earn. In this regard, the Company has established: (i) the Operating Partnership which benefited those entities that contributed certain of the 69 Properties acquired by the Operating Partnership in connection with the IPO in exchange for OP Units by allowing them to partially defer certain tax consequences and which will allow the Operating Partnership to acquire additional multifamily properties in transactions that may defer some or all of the sellers' tax consequences, (ii) Equity Residential Properties Management

     Corp., Equity Residential Properties Management Corp. II, and Equity Residential Properties Management Corp. III (collectively, the "Management Corps") and Equity Residential Properties Management Limited Partnership and Equity Residential Properties Management Limited Partnership II (collectively, the "Management Partnerships") which provide management services because the income from such operations might jeopardize the Company's REIT status if such services were provided directly by the Company or the Operating Partnership, and (iii) a series of limited partnerships and limited liability companies which own the beneficial interest of certain of the Properties which are encumbered by mortgage financing. The Operating Partnership and its Subsidiaries perform substantially all ownership and management functions with respect to the Properties.

                                  RISK FACTORS

          Prospective investors should carefully consider, among other factors, the matters described below prior to making an investment decision regarding the Debt Securities offered hereby.

     ADVERSE CONSEQUENCES OF DEBT FINANCING AND PREFERRED SHARES

          General Risks. As of June 30, 1996, the Properties were subject to approximately $667.8 million of mortgage indebtedness and the Operating Partnership's total debt equaled approximately $1.04 billion, $151.5 million of which was floating rate debt. Subsequent to June 30, 1996, the Operating Partnership issued $150 million aggregate principal amount of 7.57% Notes due August 15, 2026 pursuant to a public debt offering in August 1996 (the "Debt Offering"). In addition, in June 1995, the Company issued 6,120,000 Series A Preferred Shares pursuant to a preferred share offering; in November 1995, the Company issued 5,000,000 depositary shares each representing a 1/10 fractional interest in a Series B Preferred Share pursuant to a depositary share offering; and in September 1996, the Company issued 4,600,000 depositary shares each representing a 1/10 fractional interest in a Series C Preferred Share pursuant to a depositary share offering (collectively, the "Preferred Share Offerings"). The Operating Partnership used the proceeds from the Debt Offering and the Preferred Share Offerings to repay indebtedness and to acquire additional Properties. The Operating Partnership is subject to the risks normally associated with debt or preferred equity financing, including the risk that the Operating Partnership's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness may not be refinanced or that the terms of such refinancing will not be as favorable as the terms of current indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements may not be financed on favorable terms or at all. If the Operating Partnership were unable to refinance its indebtedness on acceptable terms, or at all, the Operating Partnership might be forced to dispose of one or more of the Properties on disadvantageous terms, which might result in losses to the Operating Partnership and and might adversely affect the cash available for distributions to shareholders. If interest rates or other factors at the time of the refinancing result in higher interest rates upon refinancing, the Operating Partnership's interest expense would increase, which would affect the Operating Partnership's ability to make distributions to its shareholders. Furthermore, if a Property is mortgaged to secure payment of indebtedness and the Operating Partnership is unable to meet mortgage payments, the mortgagee could foreclose upon the Property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to the Operating Partnership. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering the Company's ability to meet the REIT distribution requirements of the Internal Revenue Code of 1986, as amended (the "Code").

          Restrictions on the Company's Activities. A substantial portion of the Operating Partnership's debt has been issued pursuant to two different indentures (the "Indentures") which restrict the amount of indebtedness (including acquisition financing) the Operating Partnership may incur. Accordingly, if the Company or the Operating Partnership is unable to raise additional equity or borrow money, respectively, because of the debt restrictions in the indentures, the Operating Partnership's ability to acquire additional properties may be limited.

          Bond Compliance Requirements. The Operating Partnership owns several Properties that are subject to restrictive covenants or deed restrictions relating to current or previous tax-exempt bond financing and owns the bonds collateralized by several additional Properties. The Operating Partnership has retained an independent outside consultant to monitor compliance with the restrictive covenants and deed restrictions that affect these Properties. The bond compliance requirements may have the effect of limiting the Operating Partnership's income from these Properties if the Operating Partnership is required to lower its rental rates to attract low or moderate income tenants, or eligible/qualified tenants.

     POTENTIAL ENVIRONMENTAL LIABILITY AFFECTING THE COMPANY

          Under various Federal, state and local environmental laws, ordinances and regulations, an owner of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. These laws often impose environmental liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure properly to remediate such substances, may adversely affect the owner's ability to sell or rent the property or to borrow using the property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain laws impose liability for release of asbestos-containing materials ("ACMs") into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with ACMs. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Operating Partnership or the Subsidiaries, as the case may be, may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property.

          All of the Properties have been the subject of a Phase I or similar environmental assessment (which involves general inspections without soil sampling or ground water analysis and generally without radon testing) completed by qualified independent environmental consultant companies. All of the environmental assessments were conducted within the last five years and were obtained prior to the acquisition by the Operating Partnership of each of the Properties. These environmental assessments have not revealed, nor is the Operating Partnership aware of, any environmental liability that the Operating Partnerships's management believes would have a material adverse effect on the Operating Partnership's business, results of operations, financial condition or liquidity.

          No assurance can be given that existing environmental assessments with respect to any of the Properties reveal all environmental liabilities, that any prior owner of a Property did not create any material environmental condition not known to the Operating Partnership, or that a material environmental condition does not otherwise exist as to any one or more Properties.

     REAL ESTATE INVESTMENT CONSIDERATIONS

          General. Income from real property investments and the Operating Partnership's resulting ability to make expected interest payments on Debt Securities may be adversely affected by the general economic climate, local conditions such as oversupply of apartment units or a reduction in demand for apartment units in the area, the attractiveness of the Properties to tenants, zoning or other regulatory restrictions, the ability of the Operating Partnership to provide adequate maintenance and insurance, and increased operating costs (including insurance premiums and real estate taxes). The Operating Partnership's income would also be adversely affected if tenants were unable to pay rent or the Company were unable to rent apartment units on favorable terms. If the Operating Partnership were unable to promptly relet or renew the leases for a significant number of apartment units, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then the Operating Partnership's income and ability to make expected distributions to shareholders may be adversely affected. In addition, certain expenditures associated with each equity investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Operating Partnership to vary its portfolio promptly in response to changes in economic or other conditions.

          Changes in Laws. Increases in real estate taxes and income, service or other taxes generally are not passed through to tenants under existing leases and may adversely affect the Operating Partnership's income and its ability to make interest payments on Debt Securities. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect the Operating Partnership's income and its ability to make interest payments on Debt Securities.

     DEPENDENCE ON KEY PERSONNEL

          The Operating Partnership is dependent on the efforts of the Company's executive officers. While the Operating Partnership believes that it could find replacements for these key personnel, the loss of their services could have a temporary adverse effect on the operations of the Operating Partnership. None of these officers has entered into employment agreements with the Company.

     DISTRIBUTION REQUIREMENTS POTENTIALLY INCREASING INDEBTEDNESS OF THE
     COMPANY

          The Company may be required from time to time, under certain circumstances, to accrue as income for tax purposes interest and rent earned but not yet received. In such event, or upon the repayment by the Operating Partnership or its Subsidiaries of principal on debt, the Company could have taxable income without sufficient cash to enable the Company to meet the distribution requirements of a REIT. Accordingly, the Operating Partnership could be required to borrow funds or liquidate investments on adverse terms in order to allow the Company to meet such distribution requirements.

                                USE OF PROCEEDS

     Unless otherwise indicated in the accompanying Prospectus Supplement, the Operating Partnership intends to use the proceeds from the sale of the Debt Securities for general purposes including, without limitation, the acquisition of multifamily properties and the repayment of debt.


                 RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERENCE UNIT DISTRIBUTIONS

     The following table sets forth the Operating Partnership's ratios of earnings to combined fixed charges and preference unit distributions for the periods shown.



   For the Six        For the Six
     Months             Months             For the Years Ended December 31,
 Ended June 30,     Ended June 30,     ----------------------------------------
      1996               1995          1995     1994     1993     1992     1991
- ---------------     --------------     ----     ----     ----     ----     ----
      1.57              1.61           1.54     2.18     1.25     .91      .82


     Ratio of earnings to combined fixed charges and preference unit distributions represents the ratio of income before gain on disposition of properties, extraordinary items and allocation to Minority Interests plus fixed charges (principally interest expense incurred) to fixed charges and preference unit distributions.

     The reorganization and recapitalization of the Company and the Operating Partnership effected in connection with the IPO in 1993 permitted the Company and the Operating Partnership to significantly deleverage the Properties resulting in an improved ratio of earnings to combined fixed charges and preference unit distributions for periods subsequent to the IPO.

                        DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Debt Securities.

     The Debt Securities will be issued under an Indenture dated as of October 1, 1994, as amended or supplemented from time to time (the "Indenture"), between the Operating Partnership and The First National Bank of Chicago, as trustee (the "Trustee"). The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available for inspection at the corporate trust office of the Trustee at 14 Wall Street, Eighth Floor, New York, New York or as described above under "Available Information." The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made hereunder relating to the Indenture and the Debt Securities to be issued thereunder are summaries of certain provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and such Debt Securities. All section references appearing herein are to sections of the Indenture, and capitalized terms used but not defined herein shall have the respective meanings set forth in the Indenture.

GENERAL

     The Debt Securities will be direct, unsecured obligations of the Operating Partnership and will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. Unless otherwise specified in the applicable Prospectus Supplement, the Company has no obligation for payment of principal of or interest on the Debt Securities. The Debt Securities may be issued in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of Trustees of the Company, as general partner of the Operating Partnership, or as established in the Indenture or in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series (Section 301).

     The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series (Section 608). In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee (Section 609), and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

     Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including without limitation:

     (1)  the title of such Debt Securities;

     (2) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

     (3) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

(4) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

(5) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

(6) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Person to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

(7) the place or places where the principal of (and premium and Make-Whole Amounts (as defined below), if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange and notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

(8) the period or periods within which, the price or prices at which and the terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Operating Partnership, if the Operating Partnership is to have such an option;

(9) the obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities at the option of a Holder thereof, and the period or periods within which, the price or prices as to which and the terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

(10) if other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(11) whether the amount of payments of principal (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or other method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

(12) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants, set forth in the Indenture;

(13) whether such Debt Securities will be issued in certificated or book-entry form;

(14) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and the terms and conditions relating thereto;

(15) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the Indenture;

(16) whether and under what circumstances the Operating Partnership will pay Additional Amounts as contemplated in the Indenture in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

          (17) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture (Section 301).

          The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

          Except as set forth below under "Certain Covenants - Limitations on Incurrence of Debt," the Indenture does not contain any other provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Operating Partnership or in the event of a change of control. However, restrictions on ownership and transfers of the Company's Common Shares and preferred shares of beneficial interest are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

          Unless otherwise described in the applicable Prospectus Supplement, the Registered Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

          Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, initially located at 14 Wall Street, Eighth Floor, New York, New York; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

          Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

          Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each Place of Payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

     Neither the Operating Partnership nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which as been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section
305).

MERGER, CONSOLIDATION OR SALE

     The Operating Partnership may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into any other entity, provided that (i) the Operating Partnership shall be the continuing entity, or the successor entity shall be an entity organized and existing under the laws of the United States or a state thereof and such successor entity shall expressly assume payment of the principal of and premium (if any) and any interest (including all Additional Amounts, if any, payable pursuant to Section
1012) on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture,
(ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Operating Partnership or any Subsidiary as a result thereof as having been incurred by the Operating Partnership, or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (iii) an officer's certificate of the Company as general partner of the Operating Partnership and legal opinion covering such conditions shall be delivered to the Trustee (Sections 801 and 803).

CERTAIN COVENANTS

     Limitations on Incurrence of Debt. The Operating Partnership will not, and will not permit any Subsidiary to incur any Debt (as defined below), other than intercompany Debt (representing Debt to which the only parties are the Company, the Operating Partnership and any of its Subsidiaries, (but only so long as such Debt is held solely by any of the Company, the Operating Partnership and any Subsidiary) that is subordinate in right of payment of the Debt Securities, if, immediately after giving effect to the incurrence of such additional Debt, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of (i) the Operating Partnership's Total Assets (as defined below) as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the increase in Total Assets from the end of such quarter including, without limitation, any increase in Total Assets caused by the incurrence of such additional Debt (such increase together with the Company's Total Assets shall be referred to as the "Adjusted Total Assets") (Section 1004).

     In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership will not and will not permit any Subsidiary to incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Maximum Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5 to 1, on a pro forma basis after giving effect to the incurrence of such Debt and to the application of the proceeds therefrom, and calculated on the assumption that

(i) such Debt and any other Debt incurred by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period, (ii) the repayment or retirement of any other Debt by the Operating Partnership or its Subsidiaries since the first day of such four-quarter period had been incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period), (iii) the income earned on any increase in Adjusted Total Assets since the end of such four-quarter period had been earned, on an annualized basis, during such period; and (iv) in the case of any acquisition or disposition by the Operating Partnership or any Subsidiary of any asset or group of assets since the first day of such four-quarter period, including, without limitation, by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation (Section 1004).

     In addition to the foregoing limitations on the incurrence of Debt, the Operating Partnership will not, and will not permit any Subsidiary to incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Operating Partnership or any Subsidiary ("Secured Debt"), whether owned at the date of the Indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such additional Secured Debt, the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis is greater than 40% of the Adjusted Total Assets (Section 1004).

     Notwithstanding the limitation set forth in the preceding paragraph, the Indenture provides that the Operating Partnership and its Subsidiaries may incur Secured Debt, provided that such Secured Debt is incurred under the Acquisition Lines of Credit, and provided further that after the increase of such Secured Debt under the Acquisition Lines of Credit, the aggregate principal amount of all outstanding Secured Debt, including debt under the Acquisition Lines of Credit of the Operating Partnership or any Subsidiary does not exceed 45% of the Adjusted Total Assets; provided, however, that the aggregate principal amount of all outstanding Secured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis may exceed 40% of the Adjusted Total Assets for not more than 270 days of any consecutive 360 day period.

     For purposes of the foregoing provisions regarding the limitation on the incurrence of Debt, Debt shall be deemed to be "incurred" by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof.

     Restrictions on Distributions. The Operating Partnership will not make any distribution, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in the Operating Partnership's capital for the purpose of acquiring interests in real property or otherwise) if, immediately after such distribution the aggregate of all such distributions made since March 31, 1993 shall exceed Funds from Operations of the Operating Partnership and its Subsidiaries from March 31, 1993 until the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to such distribution; provided, however, that the foregoing limitation shall not apply to any distribution which is necessary to maintain the Company's status as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), if the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis at such time is less than 60% of Adjusted Total Assets (Section 1005).

     Notwithstanding the foregoing, the Operating Partnership will not be prohibited from making the payment of any distribution within 30 days of the declaration thereof if at such date of declaration such payment would have complied with the provisions of the immediately preceding paragraph (Section
1005).

     Existence. Except as permitted under "Merger, Consolidation or Sale," the Operating Partnership will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided, however, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of the business of the Operating Partnership, and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

     Maintenance of Properties. The Operating Partnership will cause all of its properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Operating Partnership shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business (Section 1007).

     Insurance. The Operating Partnership will and will cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then fully insurable value with financially sound and reputable insurance companies (Section 1008).

     Payment of Taxes and Other Claims. The Operating Partnership will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Operating Partnership or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any Subsidiary; provided, however, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

     Provision of Financial Information. The Holders of the Debt Securities will be provided with copies of the annual reports and quarterly reports of the Operating Partnership. Whether or not the Operating Partnership is subject to
Section 13 or 15(d) of the Exchange Act, the Operating Partnership will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Operating Partnership were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Operating Partnership would have been required so to file such documents if the Operating Partnership were so subject. The Operating Partnership will also in any event
(x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Operating Partnership would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Operating Partnership were subject to such Sections and (y) if filing such documents by the Operating Partnership with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1010).

ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED ABOVE

     Any additional covenants and/or modifications to the covenants described above with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

As used herein,

     "Acquisition Lines of Credit" means, collectively, any secured lines of credit of the Operating Partnership and its Subsidiaries, the proceeds of which shall be used to, among other things, acquire interests, directly or indirectly, in real estate.

     "Consolidated Income Available for Debt Service" for any period means Consolidated Net Income (as defined below) of the Operating Partnership and its Subsidiaries plus amounts which have been deducted for (a) interest on Debt of the Operating Partnership and its Subsidiaries, (b) provision for taxes of the Operating Partnership and its Subsidiaries based on income, (c) amortization of debt discount, (d) provisions for gains and losses on properties, (e) depreciation and amortization (f) the effect of any non-cash charge resulting from a change in accounting principles in determining Consolidated Net Income for such period and (g) amortization of deferred charges.

     "Consolidated Net Income" for any period means the amount of consolidated net income (or loss) of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Debt" of the Operating Partnership or any Subsidiary means any indebtedness of the Operating Partnership and its Subsidiaries, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by the Operating Partnership and its Subsidiaries, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property by the Operating Partnership and its Subsidiaries as lessee which is reflected on the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles, in the case of items of indebtedness incurred under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation of the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person (other than the Operating Partnership or any Subsidiary) (it being understood that Debt shall be deemed to be incurred by the Operating Partnership and its Subsidiaries on a consolidated basis whenever the Operating Partnership and its Subsidiaries on a consolidated basis shall create, assume, guarantee or otherwise become liable in respect thereof).

     "Funds from Operations" for any period means the Consolidated Net Income of the Operating Partnership and its Subsidiaries for such period without giving effect to depreciation and amortization, gains or losses from extraordinary items, gains or losses on sales of real estate, gains or losses on investments in marketable securities and any provision/benefit for income taxes for such period, plus funds from operations of unconsolidated joint ventures, all determined on a consistent basis in accordance with generally accepted accounting principles.

     "Make-Whole Amount" means, in connection with any optional redemption or accelerated payment of any Note, the excess, if any, of (i) the aggregate present value as of the date of such redemption or accelerated payment of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption or accelerated payment) that would have been payable in respect of such dollar if such redemption or accelerated payment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given or declaration of acceleration is made) from the respective dates on which such principal and interest would have been payable if such redemption or accelerated payment had not been made, over (ii) the aggregate principal amount of the Notes being redeemed or paid.

     "Maximum Annual Service Charge" as of any date means the maximum amount which is payable in any 12 month period for interest on Debt.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Reinvestment Rate" means .25% (one-fourth of one percent) plus the arithmetic means of the yields under the respective heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

     "Significant Subsidiary" means any Subsidiary which is a "Significant Subsidiary" (within the meaning of Regulation S-X, promulgated under the Securities Act) of the Operating Partnership.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Operating Partnership.

     "Subsidiary" means a corporation, a limited liability company or a partnership a majority of the outstanding voting stock or partnership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Operating Partnership or by one or more other Subsidiaries of the Operating Partnership. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, managing members or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "Total Assets" as of any date means the sum of (i) the Operating Partnership's and its Subsidiaries' Undepreciated Real Estate Assets and (ii) all other assets of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles (but excluding intangibles and accounts receivable).

     "Total Unencumbered Assets" means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an encumbrance determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

     "Undepreciated Real Estate Assets" as of any date means the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries not subject to an encumbrance determined in accordance with generally accepted accounting principles (but excluding accounts receivable and intangibles).

     "Unsecured Debt" means Debt of the Operating Partnership or any Subsidiary which is not secured by any mortgage, lien, charge, pledge or security interest of any kind upon any of the Properties.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that the following events are "Events of Default" with respect to the Debt Securities issued thereunder: (i) default for 30 days in the payment of any interest on any Debt Security of such series; (ii) default in the payment of the principal of (or premium, if any,) on any Debt Security of such series at its maturity; (iii) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (iv) an event of default under any Debt, as defined in any indenture or instrument evidencing such Debt, whether such indebtedness now exists or shall hereinafter be created, the repayment of which the Operating Partnership is directly responsible or liable as obligor or guarantor on a full recourse basis, for outstanding indebtedness for borrowed money in, or a guarantee for, a principal amount in excess of $10,000,000, shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable or the Operating Partnership shall default in the payment at final maturity of outstanding indebtedness for borrowed money in a principal amount in excess of $10,000,000, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled; and (v) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership, any Significant Subsidiary or any of their property and any other Event of Default.

     If an Event of Default under the Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal of (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) and premium (if any) on all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Operating Partnership shall have paid or deposited with the Trustee all required payments of the principal of and premium (if any) and interest on the Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and
(ii) all Events of Default, other than the non-payment of accelerated principal or interest, with respect to the Debt Securities of such series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) have been cured or waived as provided in the Indenture (Section 502). The Indenture also provides that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of and premium (if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

     The Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the Indenture, unless such default shall have been cured or waived; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of and premium (if any) or interest on any Debt Security) if and so long as the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders (Section 601).

     The Indenture provides that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for

60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of and premium (if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

     Subject to provisions in the Indenture relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

     Within 120 days after the close of each fiscal year, the Operating Partnership must deliver to the Trustee a certificate, signed by one of several specified officers of the Company as to such officer's knowledge of the Operating Partnership's compliance with all conditions and covenants under the Indenture, and, in the event of any noncompliance, specifying each such noncompliance and the nature and status thereof.

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities of each series issued under the Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (i) change the Stated Maturity of the principal of, or any installment of principal of and premium (if any) or interest on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or premium payable upon the redemption of any such Debt Security; (iii) change the Place of Payment, or the currency, for payment of principal of any Debt Security or any premium or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security or
(vii) adversely modify or affect (in any manner adverse to the Holders) the terms and conditions of the obligations of the Operating Partnership in respect of the due and punctual payment of the principal of and premium (if any), or interest on the Debt Securities (Section 902).

     The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series effected thereby have the right to waive compliance by the Operating Partnership with certain covenants in the Indenture (Section 1013).

     Modifications and amendments of the Indenture may be permitted to be made by the Operating Partnership and the Trustee without the consent of any Holders of Debt Securities for any of the following purposes: (i) to evidence the succession of another Person to the Operating Partnership as obligor under the Indenture; (ii) to add to the covenants of the Operating Partnership for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there is no Debt Security Outstanding of any series created prior to the modification or amendment which is entitled to the benefit of such provision; (v) to secure the Debt Securities; (vi) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (vii) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under the Indenture in any material respect; or (viii) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

     The Indenture provides that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, Debt Securities owned by the Operating Partnership, or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership, Company or of such other obligor shall be disregarded.

     The Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series (Section 1501). A meeting may be called at any time by the Trustee, and also, upon request, by the Operating Partnership or by the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, or in any such case, upon notice given as provided in the Indenture (Section 1502). Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or presenting a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities will constitute a quorum (Section 1504).

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting; and
(ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture (Section
1504).

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Operating Partnership may discharge certain obligations to Holders of any series of Debt Securities that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in an amount sufficient to pay and discharge the entire indebtedness on such Debt Securities in respect of principal and premium (if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (Section 1401).

     The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to Section 301 of the Indenture, the Operating Partnership may elect either (i) to decease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section
1402) or (ii) to be released from its obligations with respect to such Debt Securities under Sections 1004 to 1010, inclusive, of the Indenture (being the restrictions described under "Certain Covenants") and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by the Operating Partnership with the Trustee, in trust, of an amount, in cash or Government Obligations (as defined below), or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and premium (if any) and interest on such Debt Securities on the scheduled due dates therefor.

     Such a trust may only be established if, among other things, the Operating Partnership has delivered to the applicable Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture (Section 1404).

     "Government Obligations" means securities which are (i) direct obligations of the United States of America, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which are not callable or redeemable at the option or the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities, and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iii) under "Events of Default, Notice and Waiver" with respect to Sections 1004 to 1010, inclusive, of the Indenture (which Sections would no longer be applicable to such Debt Securities), the amount of Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

REDEMPTION OF SECURITIES

     The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Operating Partnership, in whole or in part, at the Redemption Price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

     From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders of the Debt Securities will be to receive payment of the Redemption Price.

     Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Debt Securities held by such Holder to be redeemed.

     If the Operating Partnership elects to redeem Debt Securities, it will notify the Trustee at lease 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If less than all the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

BOOK ENTRY REGISTRATION

     If the applicable Prospectus Supplement so indicates, the Debt Securities will be represented by one or more certificates (the "Global Notes"). The Global Notes representing Debt Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC") or other successor depository appointed by the Operating Partnership (DTC or such other depository is herein referred to as the "Depository") and registered in the name of the Depository or its nominee. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form under the limited circumstances described below, the Global Note may not be transferred except as a whole (i) by DTC for the Global Note to a nominee of DTC, (ii) by a nominee of DTC to DTC or another nominee of DTC, or
(iii) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

     DTC currently limits the maximum denomination of any single Global Note to $150,000,000. Therefore, for purposes hereof, "Global Note" refers to the Global Note or Global Notes representing the entire issue of Debt Securities of a particular series.

     Ownership of beneficial interests in the Global Note will be limited to persons that have accounts with DTC for the Global Note ("participants") or persons that may hold interests through participants. Upon the issuance of the Global Note, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by the Global Note beneficially owned by such participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer, or pledge beneficial interests in the Global Note.

     So long as DTC or its nominee is the registered owner of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by the Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the Debt Securities represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of the Debt Securities in definitive form, and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Operating Partnership understands that under existing industry practices, if the Operating Partnership requests any action of holders or if an owner of a beneficial interest in the Global Note desires to give or take any action that a holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal and interest payments on Debt Securities represented by the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of the Global Note. None of the Operating Partnership, the Trustee, or any other agent of the Operating Partnership or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

     The Operating Partnership expects that DTC, upon receipt of any payment of principal or interest in respect of the Global Note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Note as shown on the records of DTC. The Operating Partnership also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing customer instructions and customary practices, as is not the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If DTC is at any time unwilling or unable to continue as depository for the Debt Securities and the Operating Partnership fails to appoint a successor Depository registered as a clearing agency under the Exchange Act within 90 days, the Operating Partnership will issue the Debt Securities in definitive form in exchange for the Global Note. Any Debt Securities issued in definitive form in exchange for the Global Note will be registered in such name or names, and will be issued in denominations of $1,000 and such integral multiples thereof, as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the Global Note.

     DTC has advised the Operating Partnership of the following information regarding DTC. DTC is a limited-purpose trust company organized under the Banking Laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

SAME-DAY SETTLEMENT

     If the applicable Prospectus Supplement so indicates, settlement for the Debt Securities will be made by the underwriters, dealers or agents in immediately available funds and all payments of principal and interest on the Debt Securities will be made by the Operating Partnership in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Debt Securities subject to settlement in immediately available funds will trade in DTC's Same-Day Funds Settlement System until maturity or until the Debt Securities are issued in certificated form, and secondary market trading activity in such Debt Securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debt Securities.

                             PLAN OF DISTRIBUTION

     The Operating Partnership may sell the Debt Securities to one or more underwriters for public offering and sale by them or may sell the Debt Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Debt Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Debt Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Operating Partnership may, from time to time, authorize underwriters acting as the Operating Partnership's agents to offer and sell the Debt Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of the Debt Securities, underwriters may be deemed to have received compensation from the Operating Partnership in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Debt Securities for whom they may act as agent. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Operating Partnership to underwriters or agents in connection with the offering of the Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Operating Partnership, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Operating Partnership will authorize underwriters or other persons acting as the Operating Partnership's agents to solicit offers by certain institutions to purchase Debt Securities from the Operating Partnership at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Operating Partnership. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Debt Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Debt Securities are being sold to underwriters, the Operating Partnership shall have sold to such underwriters, the total principal amount of the Debt Securities less the principal amount thereof covered by Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for the Operating Partnership and its Subsidiaries in the ordinary course of business.

                                    EXPERTS

     The Consolidated and Combined Financial Statements incorporated in this Prospectus by reference to the Operating Partnership's Annual Report on Form 10-K, as amended by Form 10-K/A, for the year ended December 31, 1995 have been so incorporated in reliance on the reports of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The Combined Statement of Revenue and Certain Expenses of the 1996 Acquired Properties and Probable Properties for the year ended December 31, 1995, as set forth in the Operating Partnership's Current Report on Form 8-K, as amended by Form 8-K/A, dated May 23, 1996, has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated in this Prospectus by reference. Such combined financial statement is incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the Debt Securities offered hereby will be passed upon for the Operating Partnership by Rosenberg & Liebentritt, P.C., Chicago, Illinois, and, with respect to any underwritten offering of Debt Securities, certain legal matters will be passed upon for the underwriters by Hogan & Hartson L.L.P., Washington, D.C. Hogan & Hartson L.L.P. from time to time provides services to the Company and other entities controlled by Mr. Zell.

     Sheli Z. Rosenberg, the Chairman of the Board of Rosenberg & Liebentritt, P.C., is a trustee of the Company. The Company incurred legal fees to Rosenberg & Liebentritt, P.C. of approximately $1.031 million in 1995 and, through September 1, 1996, approximately $540,000 in 1996. Attorneys of Rosenberg & Liebentritt, P.C. beneficially own less than 1% of the outstanding Common Shares of the Company, either directly or upon the exercise of options.


================================================================================

      NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS
PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE
RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OPERATING PARTNERSHIP. THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER
TO BUY, THE DEBT SECURITIES, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO
WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. THE DELIVERY OF
THIS PROSPECTUS OR ANY OFFER OR SALE MADE HEREUNDER SHALL NOT, UNDER ANY
CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE
FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE OPERATING
PARTNERSHIP SINCE THE DATE HEREOF.

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
Available Information.................................................   2
Incorporation of Certain Documents by Reference.......................   2
The Operating Partnership.............................................   4
Risk Factors..........................................................   5
Use of Proceeds.......................................................   8
Ratios of Earnings to Combined Fixed Charges and Preference Unit
   Distributions......................................................   8
Description of Debt Securities........................................   9
Plan of Distribution..................................................  24
Experts...............................................................  25
Legal Matters.........................................................  25


                                 ERP OPERATING
                              LIMITED PARTNERSHIP


                                 $500,000,000

                                DEBT SECURITIES


                                 PROSPECTUS


                              September   , 1996


================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth those expenses for distribution to be incurred in connection with the issuance and distribution of the securities being registered.


     Registration Fee                            $  172,415.00
     Fees of Rating Agencies*                       550,000.00
     Printing and Duplicating Expenses*              50,000.00
     Legal Fees and Expenses*                       150,000.00
     Accounting Fees and Expenses*                  150,000.00
     Blue Sky Fees and Expenses*                     45,000.00
     Fees of Trustee (including counsel fees)*        5,000.00
     Miscellaneous*                                  77,585.00
                                                 -------------
     Total                                       $1,250,000.00
- --------------
*Estimated

ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS

     Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Company's Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

     The Maryland REIT law, effective October 1, 1994, permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. In accordance with the MGCL, the Company's bylaws require it to indemnify (a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request against any claim or liability to which he may become subject by reason of service in such capacity unless it is established that (i) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) he actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful and (c) any present or former shareholder against any claim or liability to which he may become subject by reason of such status. In addition, the Company's bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request made a party to a proceeding by reason of such status, provided that, in the case of a trustee or officer, the Company shall have received (1) a written affirmation by such person of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met. The Company's bylaws also (x) permit the Company to provide indemnification and payment or reimbursement of expenses to a present or former trustee, officer or shareholder who served a predecessor of the Company or to any employee or agent of the Company or a predecessor of the Company, (y) provide that any indemnification and payment or reimbursement of the expenses permitted by the bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under Section 2-418 of the MGCL for directors of Maryland corporations and (z) permit the Company to provide to the trustees and officers such other and further indemnification or payment or reimbursement of expenses to the fullest extent permitted by Section 2-418 of the MGCL for directors of Maryland corporations.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

     The partnership agreements of the Operating Partnership and the Management Partnerships also provide for indemnification of the Company and its officers and trustees to the same extent that indemnification is provided to officers and trustees of the Company in its Declaration of Trust, and limit the liability of the Company and its officers and trustees to the Operating Partnership and the Management Partnerships and their respective partners to the same extent that the liability of the officers and trustees of the Company to the Company and its shareholders is limited under the Company's Declaration of Trust.



ITEM 16.  EXHIBITS
     1  *             --  Form of Purchase Agreement
   4.1  **            --  Form of Indenture, dated as of October 1, 1994
   4.2  ***           --  Form of Fourth Amended and Restated ERP
                          Operating Limited Partnership Agreement of
                          Limited Partnership
     5                --  Opinion of Rosenberg & Liebentritt, P.C.
                          regarding legality
    12                --  Calculation of Ratios of Earnings to Combined
                          Fixed Charges and Preference Unit Distributions
  23.1                --  Consent of Grant Thornton LLP
  23.2                --  Consent of Ernst & Young LLP
  23.3                --  Consent of Rosenberg & Liebentritt, P.C.
                          (included in Exhibit 5)
    24                --  Powers of Attorney (filed as part of the
                          signature page to the Registration Statement)
    25                --  Statement of Eligibility of Trustee on Form
                          T-1
- -----------------------

*   To be filed pursuant to an amendment or a Form 8-K.
** Filed previously as Exhibit 4(a) to the Operating Partnership's Form S-3 (No. 33-84892) filed on October 7, 1994, as amended.
*** Filed previously as Exhibit 10.1 to the Operating Partnership's Quarterly
    Report on Form 10-Q for the three and nine month periods ended September 30, 1995.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of Exchange Shares (if the total dollar value of Exchange Shares would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Exchange Shares offered herein, and the offering of such Exchange Shares at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Exchange Shares being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Exchange Shares offered herein, and the offering of such Exchange Shares at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or arrangements whereby the registrant may indemnify a trustee, officer or controlling person of the registrant against liabilities arising under the Securities Act of 1933, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 13, 1996.

EQUITY RESIDENTIAL PROPERTIES TRUST   ERP OPERATING LIMITED PARTNERSHIP
                                      By:  Equity Residential Properties Trust,
                                           its general partner
By:  /s/  Douglas Crocker II
   --------------------------------
   President and Chief Executive       By:  /s/  Douglas Crocker II
   Officer                                ---------------------------------
                                          President and Chief Executive
                                          Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Douglas Crocker II and Sheli Z. Rosenberg, or either of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith under the Exchange Act, with the Securities and Exchange commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents for his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name                         Title                            Date
- ----                         -----                            ----

/s/ Samuel Zell              Chairman of the Board of         September 13, 1996
- ---------------------------  Trustees
Samuel Zell


/s/ Douglas Crocker II       President, Chief Executive       September 13, 1996
- ---------------------------  Officer and Trustee
Douglas Crocker II

/s/ David J. Neithercut      Executive Vice President and     September 13, 1996
- ---------------------------  Chief Financial Officer
David J. Neithercut

/s/ Michael J. McHugh        Senior Vice President, Chief     September 13, 1996
- ---------------------------  Accounting Officer and
Michael J. McHugh            Treasurer


/s/ Gerald A. Spector        Trustee                          September 13, 1996
- ---------------------------
Gerald A. Spector

/s/ Sheli Z. Rosenberg       Trustee                          September 13, 1996
- ---------------------------
Sheli Z. Rosenberg

/s/ James D. Harper, Jr.     Trustee                          September 13, 1996
- ---------------------------
James D. Harper, Jr.

/s/ Errol R. Halperin        Trustee                          September 13, 1996
- ---------------------------
Errol R. Halperin

/s/ John Alexander           Trustee                          September 13, 1996
- ---------------------------
John Alexander

/s/ Barry S. Sternlicht      Trustee                          September 13, 1996
- ---------------------------
Barry S. Sternlicht

/s/ B. Joseph White          Trustee                          September 13, 1996
- ---------------------------
B. Joseph White

/s/ Henry H. Goldberg        Trustee                          September 13, 1996
- ---------------------------
Henry H. Goldberg

                                 EXHIBIT INDEX
                                 -------------

                                                                   SEQUENTIALLY
 EXHIBIT       EXHIBIT                                               NUMBERED
 NUMBER        DESCRIPTION                                             PAGE
- --------       -----------                                         ------------
   1  *    --  Form of Purchase Agreement
 4.1 **    --  Form of Indenture, dated as of October 1, 1994
 4.2***    --  Form of Fourth Amended and Restated ERP Operating
                 Limited Partnership Agreement of Limited Partnership
   5       --  Opinion of Rosenberg & Liebentritt, P.C.
                 regarding legality
  12       --  Calculation of Ratios of Earnings to Combined
                 Fixed Charges and Preference Unit Distributions
23.1       --  Consent of Grant Thornton LLP
23.2       --  Consent of Ernst & Young LLP
23.3       --  Consent of Rosenberg & Liebentritt, P.C.
                 (included in Exhibit 5)
  24       --  Powers of Attorney (filed as part of the signature
                 page to the Registration Statement)
  25       --  Statement of Eligibility of Trustee on Form T-1
- -----------------------

*   To be filed pursuant to an Amendment or a Form 8-K.
** Filed previously as Exhibit 4(a) to the Operating Partnership's Form S-3 (No. 33-84892) filed on October 7, 1994, as amended.
*** Filed previously as Exhibit 10.1 to the Operating Partnership's Quarterly
    Report on Form 10-Q for the three and nine month periods ended September 30, 1995.